As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2903526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

248 Route 25A, No. 2

East Setauket, New York 11733

(631) 830-7092

(Address of principal executive offices)

Lixte Biotechnology Holdings, Inc.

2007 Stock Compensation Plan

(Full title of the plan)

Lixte Biotechnology Holdings, Inc.

2020 Stock Incentive Plan

(Full title of the plan)

John Kovach

Chief Executive Officer

Lixte Biotechnology Holdings, Inc.

248 Route 25A, No. 2

East Setauket, New York 11733

(Name and address of agent for service)

(631) 830-7092

(Telephone number, including area code, of agent for service)

Copy to:

David Ficksman, Esq.

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 789-1290

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.0001 par value per share	2,333,333 shares	(2)	$2.500	(2)	$5,833,333	(2)	$636.42
Common Stock, $0.0001 par value per share	208,333 shares	(3)	$0.965	(4)	$201,041		$21.93
Common Stock, $0.0001 par value per share	650,000 shares	(5)	$4.415	(6)	$2,869,750		$313.09
TOTAL	3,191,666 shares		—		$8,904,124		$971.44

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the Lixte Biotechnology Holdings, Inc. 2020 Stock Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the registrant’s common stock.

(2)	Represents shares reserved for issuance pursuant to potential future awards under the 2020 Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act by averaging the high and low sales prices of the registrant’s common stock as reported on The Nasdaq Capital Market on April 19, 2021.

(3)	Represents shares that may be issuable upon the exercise of options previously granted under the Lixte Biotechnology Holdings, Inc. 2007 Stock Compensation Plan (the “Prior Plan”). No further grants will be made under the Prior Plan.

(4)	Calculated pursuant to Rule 457(h) under the Securities Act based upon the weighted average exercise price of $0.965 per share of the applicable options.

(5)	Represents shares that may be issuable upon the exercise of options previously granted under the 2020 Plan.

(6)	Calculated pursuant to Rule 457(h) under the Securities Act based upon the weighted average exercise price of $4.415 per share of the applicable options.

EXPLANATORY NOTE

On November 18, 2020, Lixte Biotechnology Holdings, Inc. effected a 1-for-6 reverse split of its outstanding shares of common stock. Accordingly, all common share amounts included herein have been retroactively adjusted to reflect the reverse stock split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Prior Plan and the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Prior Plan and the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Lixte Biotechnology Holdings, Inc. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

●	The description of our common stock as described in our Registration Statement on Form S-1 filed on November 16, 2020, and any amendment or report filed for the purpose of updating any such description.

In addition, each document that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of the filing of such document.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Certificate of Incorporation provides that the Company shall indemnify directors, officers, employees and agents of the Company to the fullest extent permitted by the DGCL. The Company’s Bylaws provides that the Company’s officers and directors shall be indemnified to the fullest extent permitted by applicable law, and that the Company shall pay the expenses incurred in defending any proceeding in advance of its final disposition. Payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified. We have entered into indemnification agreements with each of our directors and officers pursuant to which the Company agrees to indemnify such director or officer pursuant to the terms described herein.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

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Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement or are incorporated by reference as a part of this Registration Statement:

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation as filed with the Delaware Secretary of State on May 24, 2005 (incorporated herein by reference to the Exhibit to the Company’s Registration Statement on Form 10-SB filed with the SEC on August 3, 2005).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated herein by reference to Appendix A to the Company’s Information Statement filed with the SEC on September 20, 2006).

3.3	Amended and Restated Bylaws (incorporated herein by reference to the Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2020).

4.1	Certificate of Designations for the Company’s Series A Convertible Preferred Stock (incorporated herein by reference to the Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2015).

4.2	Certificate of Amendment of Certificate of Designations of the Series A Convertible Preferred Stock (incorporated herein by reference to the Exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2016).

5.1	Opinion of TroyGould PC (included with this Registration Statement).

23.1	Consent of Weinberg & Company, P.A. (included with this Registration Statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Lixte Biotechnology Holdings, Inc. 2007 Stock Compensation Plan (incorporated herein by reference to the Exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on August 14, 2007).

99.2	Lixte Biotechnology Holdings, Inc. 2020 Stock Incentive Plan (incorporated herein by reference to the Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2020).

99.3	Form of Stock Option Certificate and Stock Option Agreement under the Prior Plan (included with this registration statement).

99.4	Form of Stock Option Certificate and Stock Option Agreement under the 2020 Plan (included with this registration statement).

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Item 9. Undertakings

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Setauket, State of New York, on April 21, 2021.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ JOHN KOVACH
John Kovach
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of John Kovach and Robert Weingarten as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this Registration Statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the 21st day of April, 2021.

Signature	Title

/s/ JOHN KOVACH	President and Chief Executive Officer (principal
John Kovach	executive officer); Director

/s/ ROBERT N. WEINGARTEN	Vice President and Chief Financial Officer (principal
Robert N. Weingarten	financial and accounting officer)

/s/ STEPHEN J. FORMAN	Director
Stephen J. Forman

/s/ YUN YEN	Director
Yun Yen

/s/ PHILIP F. PALMEDO	Director
Philip F. Palmedo

/s/ GIL N SCHWARTZBERG	Director
Gil N Schwartzberg

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